Molecular Pharmacology (USA) Limited 8721 Santa Monica Blvd., Suite 1023 Los Angeles, CA 90069-4507
Symbol: MLPH	Molecular Pharmacology (USA) Limited Cancellation of 20,000,000 Shares Completed	July 21, 2006

Los Angeles, CA, July 21, 2006 - Molecular Pharmacology (USA) Limited (OTCBB: MLPH) ("Molecular") reports the return and cancellation of 20,000,000 shares of the common stock of Molecular to treasury. These shares were returned to the Company by Byron Cox, a former director and officer of Molecular.

As of July 21, 2006, Molecular has 111,553,740 shares issued and outstanding on a fully diluted basis.

For further information please contact:

Jeff Edwards
Molecular Pharmacology (USA) Limited
Telephone: 888-327-4122

About Molecular Pharmacology (USA) Limited

Molecular Pharmacology (USA) Limited (OTCBB: MPLH) is a public biotechnology company dedicated to the discovery and development of analgesic and anti-inflammatory products based on the proprietary MPL-TL compound.  MPL USA holds the exclusive worldwide rights to develop new and fast-acting analgesic and anti-inflammatory products based on MPL-TL.  For more information on MPL USA, please visit www.mpl-usa.com.

Forward-Looking Statements

Certain statements made in this document are forward-looking. Such statements are indicated by words such as "expect," "should," "anticipate", "may" and similar words indicating uncertainty in facts and figures. Although MPL believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. Actual results could differ materially from those  projected in the forward-looking statements as a result of factors, including: uncertainties associated with  product development, the risk that products that appeared promising  in early development phases do not demonstrate efficacy in clinical studies and trials, the risk that MPL will not obtain approval to  market its products and ingredients as envisaged, the risks associated with dependence upon key  personnel and the need for additional financing.